Exhibit 99.1

FOR IMMEDIATE RELEASE

INTROGEN THERAPEUTICS, INC. ANNOUNCES $16 MILLION FINANCING

AUSTIN, TX, December 8, 2004 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today the placement of approximately 2.47 million shares of its common stock, yielding in excess of $16.4 million. Over $15 million of the total was placed with two large European institutional investors. London merchant bank Mulier Capital acted as placement agent for the financing.

The financing provides additional resources for Introgen’s ADVEXIN registration program as well as its other clinical development programs.

The shares were registered pursuant to the Company’s shelf registration declared effective by the U.S. Securities and Exchange Commission on August 25, 2003, and were priced on Friday, December 3, 2004.

Pieter Haitsma Mulier, chief executive of Mulier Capital, stated, “I have followed Introgen’s progress for almost nine years. I believe that Introgen’s prospects for its product candidates, and being the recognized leader in developing novel cancer treatments, position the company attractively. Historically, companies that are first to develop new classes of medicines have become key players in the biopharmaceutical sector.”

Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

Certain statements in this press release that are not strictly historical may be “forward-looking” statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen’s future success with its clinical development program for treatment of cancer or other diseases. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen’s operations and business environment, including, but not limited to, Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, Introgen’s dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2004 and its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2004. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.

Contact:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com